Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASE IN SALES AND EARNINGS FOR ITS THIRD QUARTER 2014

Ocala, FL…September 15, 2014—Today Nobility Homes, Inc. (OTC MKTS: NOBH) announced sales and earnings results for its third quarter ended August 2, 2014. Sales for third quarter 2014 were up 12% to $5,346,639 as compared to $4,758,456 recorded in third quarter 2013. Income from operations was $289,126 versus $154,940 last year. Net income after taxes was $252,268 as compared to $121,501 last year. The net income after taxes for third quarter 2014 included a $96,668 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $.06 per share compared to $.03 per share last year.

For the first nine months of fiscal 2014, sales were up 25% to $14,969,094 as compared to $11,973,742 for the first nine months of 2013. Income from operations was $678,940 versus $99,191 last year. Net income after taxes was $640,570 compared to $79,325 last year. The net income after taxes for the first nine months of 2014 included a $231,355 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $0.16 per share compared to $.02 per share last year.

Nobility’s financial position for the first nine months of 2014 remains very strong with cash and cash equivalents and short term investments of $12,940,363 and no outstanding debt. Working capital is $22,191,124 and our ratio of current assets to current liabilities is 12.1:1. Stockholders’ equity is $35,897,004 and the book value per share of common stock increased to $8.84.

Terry Trexler, President, stated, “Our sales for the third quarter of 2014 were strong despite tight retail credit standards and uncertain economic conditions present in our country. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2013 through July 2014 were up approximately 22% from the same period last year. We believe that the long-term demographic trends favor future growth in the Florida market area we serve, and that the current economic environment requires us to maintain our strong financial position for future growth and success.”

We have specialized for 47 years in the design and production of quality, affordable manufactured homes at our plant located in central Florida. With our multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	August 2, 2014	November 2, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,459,002	$10,468,453
Short-term investments	481,361	455,232
Accounts receivable - trade	1,388,588	2,701,057
Mortgage notes receivable, current	6,561	4,549
Income tax receivable	9,142	—
Inventories	6,116,856	5,043,816
Pre-owned homes, current	2,770,354	2,187,598
Prepaid expenses and other current assets	434,446	319,546
Deferred income taxes	522,227	656,461

Total current assets	24,188,537	21,836,712
Property, plant and equipment, net	3,987,570	3,731,463
Pre-owned homes	2,357,960	4,316,397
Mortgage notes receivable, long term	181,557	183,753
Other investments	2,812,831	2,938,273
Deferred income taxes	1,473,773	1,339,539
Other assets	2,892,189	2,804,484

Total assets	$37,894,417	$37,150,621

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$281,282	$645,519
Accrued compensation	188,317	170,026
Accrued expenses and other current liabilities	520,091	614,368
Customer deposits	1,007,723	537,052

Total current liabilities	1,997,413	1,966,965

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,640,294	10,632,060
Retained earnings	33,960,354	33,319,784
Accumulated other comprehensive income	266,507	240,378
Less treasury stock at cost, 1,303,363 shares in 2014 and 1,307,854 shares in 2013	(9,506,642)	(9,545,057)

Total stockholders’ equity	35,897,004	35,183,656

Total liabilities and stockholders’ equity	$37,894,417	$37,150,621

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net sales	$5,346,639	$4,758,456	$14,969,094	$11,973,742
Cost of goods sold	(4,286,471)	(3,854,816)	(12,059,098)	(9,946,333)

Gross profit	1,060,168	903,640	2,909,996	2,027,409
Selling, general and administrative expenses	(771,042)	(748,700)	(2,231,056)	(1,928,218)

Operating income	289,126	154,940	678,940	99,191

Other income (loss):
Interest income	11,099	11,398	39,113	40,344
Undistributed earnings in joint venture - Majestic 21	34,105	29,180	105,913	89,380
Losses from investments in retirement community limited partnerships	(96,668)	(93,290)	(231,355)	(223,131)
Miscellaneous	15,464	19,273	48,817	73,541

Total other loss	(36,000)	(33,439)	(37,512)	(19,866)

Income before provision for income taxes	253,126	121,501	641,428	79,325
Income tax	(858)	—	(858)	—

Net income	252,268	121,501	640,570	79,325
Other comprehensive income
Unrealized investment gain	21,306	96,497	26,129	141,127

Comprehensive income	$273,574	$217,998	$666,699	$220,452

Weighed average number of shares outstanding:
Basic	4,059,922	4,057,053	4,058,677	4,057,053
Diluted	4,062,024	4,057,053	4,060,244	4,057,053
Net income per share:
Basic	$0.06	$0.03	$0.16	$0.02
Diluted	$0.06	$0.03	$0.16	$0.02